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                                                                   EXHIBIT 99.1





                                A REPORT TO THE

                            SPECIAL REVIEW COMMITTEE

                                     OF THE

                        BOARD OF DIRECTORS OF FANNIE MAE



                               EXECUTIVE SUMMARY






                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP


              Warren B. Rudman                   Alex Young K. Oh
              Robert P. Parker                   Daniel J. Kramer



                            HURON CONSULTING GROUP INC.

              George E. Massaro                  Jeffrey H. Ellis





                                February 23,2006




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                                TABLE OF CONTENTS

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
I. INTRODUCTION........................................................................................    1

II. SUMMARY OF FINDINGS................................................................................    3

         A. Fannie Mae's Application of FAS 91.........................................................    5
                  1. 1998 FAS 91 Adjustment............................................................    6
                  2. Management's Development and Implementation of the Amortization Policy............    7
         B. Fannie Mae's Application of FAS 133........................................................    8
         C. Conclusions About Other Accounting Issues..................................................   10
                  1.  Accounting for the Allowance for Loan Losses.....................................   10
                  2.  Accounting for Dollar Rolls......................................................   11
                  3.  Accounting for Forward Commitments...............................................   12
                  4.  Classification of Securities Held in Portfolio...................................   13
                  5.  Recognition of Interest Expense and Income.......................................   14
                  6.  Accounting for Other-Than-Temporary Impairment of Manufactured Housing
                      Bonds and Aircraft Asset-Backed Securities.......................................   14
                  7.  Accounting for Investments in Interest-Only Mortgage-Backed Securities
                       ("IO MBS")......................................................................   15
                  8.  Securitization of Wholly-Owned MBS...............................................   15
                  9.  Accounting for Income Tax Reserves and Certain Tax-Advantaged Transactions.......   17
                  10. Accounting for Insurance Products................................................   18
                  11. Accounting for Out-of-Portfolio Securitization ("Portfolio Pooling System")......   18
                  12. The Debt Repurchase ("Buyback") Program..........................................   19
                  13. Accounting for the Amortization of Callable Debt Expenses........................   19
                  14. Minority Lending Initiative......................................................   20
                  15. Accounting for Realignments and the Security Master Project......................   21
                  16. Accounting for Investments in Affordable Housing Partnerships....................   21

III. CORPORATE GOVERNANCE AND INTERNAL CONTROLS........................................................   22
         A.  Board of Directors........................................................................   22
         B.  Office of the Chairman....................................................................   23
         C.  Internal Audit............................................................................   24
         D.  Ethics and Compliance Functions...........................................................   24
         E.  The Controller's Office...................................................................   26

IV.  EXECUTIVE COMPENSATION............................................................................   26
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
V.   FANNIE MAE'S INVESTIGATION OF ROGER BARNES'S ALLEGATIONS..........................................   27

VI.  MANAGEMENT'S CONDUCT DURING OFHEO'S SPECIAL EXAMINATION...........................................   28

VII. OTHER ALLEGATIONS.................................................................................   30
         A. Issues Raised by Current and Former Fannie Mae Employees...................................   30
         B. Fannie Mae's Equity Investments in Gulf Bank...............................................   31
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                                EXECUTIVE SUMMARY

I. INTRODUCTION

            The Office of Federal Housing Enterprise Oversight ("OFHEO") began a special examination of Federal National Mortgage Association ("Fannie Mae" or the "Company") in November 2003 (the "Special Examination"). Almost one year later, OFHEO issued a report of its findings to date as of September 17, 2004
(the "OFHEO Report"). Among other things, the OFHEO Report found that the Company's accounting in various respects was not consistent with generally accepted accounting principles ("GAAP") and was motivated by management's desire to portray Fannie Mae "as a consistent generator of stable and growing earnings," and by an "executive compensation structure that rewarded management for meeting goals tied to earnings-per-share, a metric subject to manipulation by management."(1) OFHEO also concluded in its Report that the Company had "dysfunctional accounting policy development, key person dependencies, and poor segregation of duties" that contributed to accounting failures and safety and soundness problems.(2)

            In September 2004, the Special Review Committee of the Board of
Directors of Fannie Mae (the "SRC") engaged former Senator Warren B. Rudman and
Paul, Weiss, Rifkind, Wharton & Garrison LLP (collectively, "Paul, Weiss") to conduct an independent investigation of, among other things, the issues that were raised in the OFHEO Report and to report our findings and conclusions to the SRC. This Executive Summary highlights the key findings and conclusions of the Paul, Weiss investigation. The full findings and conclusions are contained in a Report, which we also publish today.(3)

            The scope of our investigation was initially defined by an agreement dated September 27, 2004 between the Board of Directors of Fannie Mae (the
"Board") and OFHEO, which was supplemented by an agreement dated March 7, 2005, between OFHEO and the Board (collectively, "OFHEO Agreements"). The issues raised in the OFHEO Agreements primarily concerned the Company's accounting, internal controls, and corporate governance and structure. The scope of our investigation, however, was not limited to the issues in the OFHEO Agreements.
In fact, the SRC did not place any

--------------
(1)   OFHEO Report of Findings to Date in the Special Examination of Fannie Mae,
      dated Sept. 17, 2004, available at http://www.ofheo.gov/media/pdf/
      FNMfindingstodate17sept04.pdf., Executive Summary at i.

(2)   Id. at viii.

(3)   See "A Report to the Special Review Committee of the Board of Directors of
      Fannie Mae" (the "PW Report" or the "Report"). The three-volume Appendix to the PW Report includes sample documents of interest that are discussed in the PW Report, and certain submissions that Paul, Weiss received from attorneys who represent former Company officers.

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limitations on our inquiry and instructed us to follow whatever leads we discovered during the course of our investigation.(4) We received the full support of the SRC and the Board during the course of our review, and the SRC instructed the Company to cooperate fully with our investigation.

            Pursuant to the OFHEO Agreements, and with the approval of both the SRC and OFHEO, we retained the forensic accounting services of Huron Consulting
Group Inc. ("Huron") to assist in our investigation. During the course of the investigation, Paul, Weiss and Huron collectively reviewed more than four million pages of hardcopy and electronic documents and conducted more than 240 interviews.(5) The accounting opinions expressed in this Report are Huron's.
Neither Paul, Weiss nor Huron, however, conducted an audit of the Company's financial statements. The task of preparing restated financial statements remains that of the Company, and the task of auditing those financial statements remains that of the Company's independent auditor, Deloitte & Touche LLP.

            Our engagement was unusual in that the OFHEO Agreements required the Company, contemporaneously with our investigation, to undertake prompt remedial measures with respect to Fannie Mae's accounting processes and procedures and corporate governance. As we detail in the Chapter of our Report addressing
Corporate Governance and Internal Controls, the Board and the Company, with our input, have diligently pursued their obligations under the OFHEO Agreements and many remedial measures are already underway. As a result, many recommendations that we would have made are already in the process of being implemented.
Accordingly, while we document in the Report many of the significant corrective measures the Company has taken, we do not make significant additional recommendations.

            Our factual findings and conclusions focus on management's intent and motive with respect to the transactions we reviewed. Paul, Weiss's mandate, however, did not include determining whether any of the conduct we reviewed constituted a violation of law or breach of professional standards or whether the Company may properly assert legal claims against any individuals or entities.(6) We leave to others the task of determining the consequences that should flow from our factual findings.

----------------
(4)   The SRC also specifically asked Paul, Weiss to review allegations made by a former-employee, Roger Barnes, including how the Company addressed
      Barnes's allegations, and any other matters raised anonymously by employees and former employees.

(5) As detailed further in Chapter II of the Report, our document review is ongoing. As recently as February 16, 2006, the Company brought to our attention the existence of new materials that could be relevant to our investigation. If necessary after reviewing all of the materials produced by the Company, we will supplement our findings and conclusions in this Report.

(6) For example, while the SRC was initially formed in January 2004 in response to a shareholder demand letter, we were not retained until September 2004 and were not

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            As with any private investigation, we relied on the voluntary cooperation of the Company, its employees (both current and former), and its agents. We did not have the power to compel testimony or production of documents. While we received good cooperation from the Company and its current employees, counsel and auditors, we were not able to interview certain former employees. Most significantly, Timothy Howard, a former Vice Chairman, Chief
Financial Officer, and member of Fannie Mae's Board, declined our repeated requests for interviews. Similarly, Leanne G. Spencer, a former Senior Vice
President and Controller, cooperated with our investigation during its early stages but declined further interviews after we became aware of a critical document in her files, which Spencer had failed to produce in response to Paul,
Weiss's document requests to the Company.

            Finally, under the SRC's direction, we cooperated fully with the United States Department of Justice ("DOJ"), the Securities and Exchange
Commission ("SEC"), OFHEO, and the Public Company Accounting Oversight Board
("PCAOB"). Almost immediately after our retention, beginning in October 2004, we met with and regularly briefed the regulatory agencies on the progress of our investigation.

II. SUMMARY OF FINDINGS

            The Company, under the Board's direction and with OFHEO's input, has undergone an extensive transformation both in personnel and structure since
September 2004. Since that time, as we observe in the Chapter describing
Corporate Governance and Internal Controls, there has been a dramatic shift in both the "tone at the top" and the Company's internal organization. During the course of our investigation, we communicated our findings to the SRC and the full Board, and the Company has not waited for the issuance of the PW Report before making necessary changes. As a result, (1) the Company has disclosed the principal problematic accounting issues that are the subject of this Report,(7)
(2) no member of management who we found knowingly participated in improper conduct continues to be an employee of the Company, and (3) as noted above, our suggestions for changes in corporate governance either have been implemented or are underway.

            We summarize below our principal conclusions about the Company's accounting practices, internal controls, and corporate governance and structure prior to 2005. We next summarize in detail each of the accounting issues and the related findings

------------
      asked to address the demand letter. We understand that the SRC and the
      Board are ably represented by other counsel in connection with the demand letter and with respect to pending civil actions, and it was not our role to advise the SRC or the Board in such matters.

(7) As noted above, management and its current outside auditor are engaged in a restatement effort that involves a detailed review of all of the Company's accounting policies and practices. This process could result in additional matters being identified that are not addressed in this Report.

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and conclusions contained in the Report. Due to the complexity of both the accounting and factual issues addressed in the PW Report, however, no summary can serve as an adequate substitute for reading the chapters that contain a full exposition of both the facts and our analyses.

            Our principal conclusions with respect to Fannie Mae's historical accounting practices, internal controls, corporate governance, and structure prior to 2005, are as follows:

            First, management's accounting practices in virtually all of the areas that we reviewed were not consistent with GAAP, and, in many instances, management was aware of the departures from GAAP. Management often justified departures from GAAP based upon materiality assessments that were not comprehensive, the need to accommodate systems inadequacies, the unique nature of Fannie Mae's business, or "substance over form" arguments. For example, management unjustifiably departed from GAAP with respect to: (1) its implementation of Statement of Financial Accounting Standards ("FAS") 133 in order to minimize earnings volatility and to avoid having to make investments in new systems to accommodate the standard; (2) its application of FAS 91, because compliance with FAS 91 would have resulted in greater earnings volatility than management had wanted; and (3) its approach to accounting for interest-only securities in combination with other securities to avoid impairment write-downs that would have been required under GAAP for the interest-only securities.

            Second, except for one instance in connection with the 1998 financial statements, we did not find evidence supporting the conclusion that management's departures from GAAP were motivated by a desire to maximize bonuses in a given period. We did, however, find evidence amply supporting the conclusion that management's adoption of certain accounting policies and financial reporting procedures was motivated by a desire to show stable earnings growth, achieve forecasted earnings, and avoid income statement volatility. For example, management's strategic execution of debt buybacks, purchase of finite risk insurance products, and acceleration of certain expenses related to corporate-owned life insurance, among other strategies, helped the Company to show a trend of stable earnings growth from 2001 to 2004. Similarly, management did not alter its accounting practice for the allowance for loan losses, even though management was aware that the allowance was overstated, because the reduction of the allowance would have generated a "spike" in income.

            Third, employees who occupied critical accounting, financial reporting, and audit functions at the Company were either unqualified for their positions, did not understand their roles, or failed to carry out their roles properly. This deficiency was most clearly manifested by employees who occupied senior positions in the Office of the Controller ("Controller's Office") and the Office of Auditing ("Internal Audit"). In addition, the resources devoted to accounting, financial reporting, and audit functions were not sufficient to address the needs of an institution as large and complex as Fannie Mae. This was apparent, for example, in our review of the Company's implementation of

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FAS 149 (concerning the accounting for forward commitments), in which resource constraints led to a haphazard adoption of the standard.

            Fourth, the information that management provided to the Board of Directors with respect to accounting, financial reporting, and internal audit issues generally was incomplete and, at times, misleading. Management tightly controlled the information flow to the Board generally, and Howard, in particular, filtered the accounting and financial information the Board received. For example, management provided incomplete or misleading information in connection with (1) presentations regarding the 1998 amortization expense calculation; (2) briefings requested by the Board concerning Freddie Mac's restatement announcement in 2003, and whether Fannie Mae had any similar accounting issues; and (3) a presentation regarding the Special Examination in 2004, where the Board was left with the incorrect impression that the Company's accounting under FAS 91 and FAS 133 was justifiable and defensible, and that no restatement would be required.

            Fifth, the Company's accounting systems were grossly inadequate.
This fact became apparent in our review of several areas - most notably our review of the Company's accounting for premium and discount amortization under FAS 91, but also in connection with the Company's accounting under FAS 133 and FAS 149. The accounting for the Company's investments in affordable housing partnerships also was affected by systems limitations.

            Finally, we conclude that Howard, the former CFO, and Leanne
Spencer, the former Controller, were primarily responsible for adopting or implementing accounting practices that departed from GAAP, and that they put undue emphasis on avoiding earnings volatility and meeting EPS targets and growth expectations. As for former Chairman and CEO Franklin D. Raines, we did not find that he knew that the Company's accounting practices departed from GAAP in significant ways. We did find, however, that Raines contributed to a culture that improperly stressed stable earnings growth and that, as the Chairman and CEO of the Company from 1999 through 2004, he was ultimately responsible for the failures that occurred on his watch.

                                     * * * *

      A. Fannie Mae's Application of FAS 91

            We reviewed two primary issues with respect to management's application of FAS 91: first, we looked at management's support and motivation for its decision to record only $240 million in additional premium expense in the fourth quarter of 1998 when the Company's own analysis indicated it should have recorded $439 million in additional premium expense; second, we reviewed management's development and implementation of a purchase premium and discount amortization policy in 2000 (the "Amortization Policy" or "Policy") that included a "precision threshold" within which management retained substantial discretion not to make adjustments that were required under FAS 91.

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            1. 1998 FAS 91 Adjustment

            The Company was required under FAS 91 to amortize premiums and discounts on its loans and mortgage-backed securities ("MBS") using the "level yield" method. The application of the level yield method resulted in periodic adjustments to increase or decrease interest income to reflect, among other things, the effect on the cumulative amortization of premium and discount of differences in actual and estimated prepayments as a result of interest rate movements (this adjustment is referred to at Fannie Mae as "catch-up"). The amount generated for this catch-up adjustment for the fourth quarter of 1998 was $439 million in expense, which, under FAS 91, the Company was required to recognize in the same period. Howard and Spencer, however, recommended to the Office of the Chairman that the Company recognize only $240 million out of $439 million in expense and defer $199 million in expense to future periods. The reduction would be accomplished through periodic "on-top" entries. Recognizing the full $439 million in expense would have caused the Company to miss then forecasted earnings per share ("EPS") for 1998 of $3.22 per share, and also would have resulted in falling below the EPS-based threshold for triggering employees' bonus payments. We conclude that deferral of the $199 million in catch-up expense violated GAAP.

            Howard and Spencer also recommended and recorded other adjustments that had the effect of making up for the shortfall from forecasted EPS caused by recognizing the $240 million in catch-up expense for 1998. First, Howard and Spencer accelerated a planned change from a non-GAAP to GAAP method of accounting for the tax credits received in connection with the Company's investment in low income housing tax partnerships, which resulted in recognizing an extra year's worth of credits in 1998. The net after-tax effect of the change in accounting for investments in low income housing partnerships was $108 million in income. We conclude that the accounting method adopted by management was in accordance with GAAP, but that management's motive for accelerating the method change was to offset the EPS shortfall created by recording the $240 million in amortization expense.

            The second adjustment made by management was the reversal of $3.9 million in "aged balances" from a suspense account. The adjustment, which had no support, was recorded as "miscellaneous income" and served to incrementally increase EPS to $3.2309, which triggered maximum employee bonuses for 1998.
Because the Company had already exceeded published analyst expectations of $3.22 for 1998 through management's other 1998 actions - i.e., recording only $240 million of catch-up expense and accelerating the recognition of tax credits - we infer that this unsupported $3.9 million entry can be explained only by a motive to increase EPS results from $3.22 to $3.2309, the minimum amount of EPS needed to trigger the maximum bonuses.

            Howard and Spencer then made incomplete and misleading disclosures to the Board about these entries in their reports on the 1998 financial results.
For example, at the January 19, 1999 meeting of the Board of Directors, Howard's presentation omitted the fact that the Company's systems indicated that $439 million in catch-up expense

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should be recorded, and misleadingly suggested that the $240 million in catch-up expense was recorded at management's option because there was "room" created by the recording of two years' worth of tax credits. Similarly, Spencer failed to inform the Audit Committee in February 1999 that the full catch-up expense adjustment should have been $439 million, and that, in fact, the Company's auditor had noted an audit difference for the unrecorded $199 million expense.
Further, Spencer misleadingly described the reason for the ability to record an extra year's tax credits as due to improvements in the Company's systems and controls, rather than management's correction of historical accounting methodology that had not been in accordance with GAAP.

            Spencer did inform the Company's outside auditor of the decision to reduce interest and guaranty fee income by only $240 million in expense as opposed to the calculated $439 million in expense, and of the accounting change for the tax credits. The outside auditor noted an audit difference for the deferred catch-up expense amount of $199 million, and certified the Company's financial statements for 1998 without qualification. Also, the auditor's 1998 workpapers showed that the outside auditor reviewed the activity in the account from which the $3.9 million was reversed into income and noted an audit difference for the remaining balance in the suspense account.

            2.    Management's Development and Implementation of the
                  Amortization Policy

            After noting an audit difference for the $199 million unrecorded amortization adjustment for 1998, the Company's outside auditor asked management to develop and formalize a policy concerning its FAS 91 calculations.
Management, under the direction of Howard, developed an Amortization Policy and implemented it in December 2000.

            We conclude that the Policy was developed for the purpose of avoiding audit differences with the outside auditor, rather than for the purpose of complying with GAAP. For example, the Policy contained provisions that were inconsistent with GAAP, such as the provision creating a "precision threshold" within which management did not have to recognize adjustments that were otherwise required under FAS 91 on the grounds that all amounts within the threshold were the "functional equivalent of zero." Management, however, did review the significant terms of the Policy with the Company's auditor at the time of its adoption and we did not see any evidence that the auditor disagreed with its terms.

            Significantly, management disregarded the terms of the Policy when it did not suit its purpose. The most obvious example of management's disregard for its own policy was the recognition of catch-up that fell within the calculated range, which was supposedly the "functional equivalent of zero."

            Howard and Spencer also misled the Board about the purpose of the Policy and how it was implemented. Spencer made a presentation about the Amortization Policy to the Audit Committee in November 2003 in which she failed to disclose the fact that management's implementation of the Policy was not consistent with

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the Policy's terms. Further, Spencer and Howard were both present at a July 19,
2004 joint meeting of the Audit and the Special Review Committees of the Board where one of the critical issues under discussion was OFHEO's potential allegation that management engaged in earnings management by inconsistently applying the Amortization Policy. Neither Spencer nor Howard disclosed at this meeting the fact that management had, in fact, applied the Policy inconsistently, and that OFHEO's allegations would find support in the facts.

      B. Fannie Mae's Application of FAS 133

            The Company's outstanding debt grew dramatically during the 1990s
(commensurate with the growth in its portfolio). The ability to hedge that debt against interest-rate risk was a substantial component of the Company's risk management strategy. The Company used derivatives to hedge the interest-rate risk associated with its debt, and the notional amount of its derivative portfolio also grew tremendously during the 1990s and into the 2000s.

            FAS 133, which was issued in 1998 and was adopted by the Company on January 1, 2001, required companies to recognize derivatives at fair value, with changes in fair value recognized in income. Companies could avoid the earnings volatility associated with FAS 133 by entering into transactions that qualified for hedge accounting. FAS 133 refers to this as "special accounting."

            We recognize that there has been substantial criticism of FAS 133 and, in particular, that some hold the view that FAS 133 injects inappropriate volatility into earnings. We are also aware that, in the wake of the SEC's announcement concerning errors in Fannie Mae's accounting under FAS 133, a number of companies have announced that they would restate their FAS 133 accounting.

            With respect to Fannie Mae's application of FAS 133, we conclude that management did not engage in mere innocuous practical interpretations or modest deviations from a strict reading of the standard. Rather, management's implementation of FAS 133 was motivated not only by a desire to avoid earnings volatility, but also by a desire to avoid substantial changes to the Company's business methods, and/or the need to develop the new and complex accounting systems that would be required to satisfy FAS 133 standards. These considerations led management, with Howard's support and with the knowledge of senior managers in the Controller's Office, to adopt an approach to hedge accounting that deviated from the standard's clear requirements in numerous and important respects.

            For example, management adopted the so-called "shortcut" method of hedge accounting for many of its hedge transactions, even when the derivatives in those transactions did not have a fair value equal to zero and the terms of the derivatives and the hedged instrument were not "exactly the same," as FAS
133 requires. The Company also disregarded amendments to FAS 133 that the FASB adopted over a year before the standard took effect that foreclosed management's approach to the accounting for transactions the Company referred to as "term-outs," which were an important element of

                                       8
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the Company's hedge strategies. The Company's accounting policy regarding anticipated debt issuances also violated FAS 133 requirements by not specifying a single, proper methodology to assess a hedge's effectiveness, and by treating those transactions as perfectly effective based on a "duration matching"
methodology that was inconsistent with FAS 133 requirements. Finally, the
Company's hedge documentation was insufficient and in most cases incorrect; for example, the Company's documentation posited that the critical terms of the hedged instrument and the derivative were "identical," which was not the case.

            It appears that senior accountants in the Controller's Office were of the view that any deviations from a "strict application" of FAS 133 were immaterial. However, management did not conduct a systematic or comprehensive test to support that proposition, and the tests that it did conduct provided inadequate support for that view.

            The record also shows that management took steps throughout the FAS
133 implementation process to keep the Company's outside auditor informed of its decisions. Management engaged the auditor to review the Company's new hedge accounting policies (the "Derivatives Accounting Guidelines") prior to the effective date of FAS 133, to ensure that the principal features of the Company's implementation program complied with GAAP. The audit workpapers reveal that the auditor knew of, and accepted, Fannie Mae's major accounting policies concerning FAS 133 on the grounds that any deviations from GAAP reflected in Fannie Mae's policies were immaterial. In April 2000, moreover, the auditor described to the Board's Audit Committee its planned involvement in the FAS 133 implementation effort and prior to OFHEO's Special Examination, the auditor did not raise any concerns to the Audit Committee or the full Board regarding the Company's approach to hedge accounting.

            In addition, the Company's Derivatives Accounting Guidelines were available to, and were reviewed by, OFHEO examination staff. As late as June
2002, when OFHEO issued its report on Fannie Mae's operations in 2001, OFHEO reported that the Company's implementation of FAS 133 had a sound basis.

            Howard set the tone for the FAS 133 implementation effort and, from the outset and throughout the process, he focused the implementation team's efforts on avoiding the volatility associated with FAS 133 while not changing the Company's business practices to any significant degree. However, we did not find any evidence that Howard directed anyone to violate GAAP.

            Raines's involvement in the implementation effort was minimal. While he was familiar with the Company's goal of avoiding income statement volatility and the complex systems development effort associated with complex hedge accounting under FAS 133, we saw no indication that he knew that the Company's application of FAS 133 contained substantial departures from GAAP.

            Finally, the Board received assurances from management on several occasions (as well as from the Company's auditor and OFHEO) that the Company's implementation of FAS 133 was appropriate. Prior to the OFHEO Special
Examination,

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the Board did not have any indication that the Company's application of FAS 133 contained substantial departures from GAAP.

            The SEC's Office of the Chief Accountant announced in December 2004 that the Company's historical application of FAS 133 did not comply with GAAP, and that the Company was disqualified from applying hedge accounting from FAS
133's effective date. The Company is restating its financial statements with respect to its hedge accounting.

      C. Conclusions About Other Accounting Issues

            In addition to management's application of FAS 91 and FAS 133, we reviewed management's application of numerous other accounting issues, most of which were identified by OFHEO in the February 11, 2005 Letter, and by the Company in a November 2005 SEC Form 12b-25 filing. We summarize below our findings with respect to those issues.

            1. Accounting for the Allowance for Loan Losses

            We reviewed the Company's accounting for the allowance for losses on loans in its mortgage portfolio and the liability for losses associated with its guaranty of mortgage-backed securities (collectively referred to as the "Allowance"). From 1997 through 2003, the Allowance was essentially unchanged at roughly $800 million despite improved credit quality and improved credit administration. For example, credit losses as a percentage of the average book of business declined from 0.027% in 1998 to 0.006% in 2003, which caused the number of years of losses covered by the reserve to increase from 3.3 years of losses in 1998 to 7.2 years of losses in 2003.

            The methodology the Company used for setting the Allowance before 2004 (roughly from 1997 through 2003) did not comply with GAAP because it was not based upon a detailed and documented assessment of the loss exposure inherent in the portfolio as required by GAAP. Management, along with the Company's auditor, recognized its departure from GAAP as early as 1998, but did not make any changes to the methodology or the accounting until 2002.
Management's methodology for setting the Allowance also did not incorporate its improved credit performance, which should have been a factor in the analysis for setting the level of the Allowance. For example, the Company's forecasted loan losses over the period were consistently in excess of actual loan losses incurred, yet the Allowance was never adjusted to reflect the actual results.

            We did not find any evidence that management actually used the Allowance to manipulate earnings or to offset unrelated one-time expenses in a given period. We did find, however, that certain members of management - particularly, Spencer - viewed the Allowance as a "war chest" that could be drawn down to offset unrelated one-time events. While, there is no evidence that Spencer used the Allowance in this way, the evidence, at a minimum, reflected her awareness that the Allowance was overstated. In addition, the overstated
Allowance made it easier for management to meet year over year earnings targets in subsequent years. Had the excess reserve been

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reversed when management first became aware that the Allowance was overstated, this "non-recurring" income would have made the subsequent year's earnings growth goals that much more difficult to achieve.

            2. Accounting for Dollar Rolls

            A typical "dollar roll" transaction at Fannie Mae involved a transaction in which the Company borrowed funds from a counterparty for a specified period of time, using a security from the Company's portfolio as collateral. To effect a dollar roll transaction, Fannie Mae would "sell" to the counterparty a security from its portfolio as collateral and simultaneously enter into an agreement to "purchase" a similar security at a future date.
Assuming that the relevant accounting standards currently set forth in FAS 140 were satisfied, the Company was required to account for the arrangement as a financing (i.e., a short-term loan) rather than as a sale and a purchase.

            Failure to comply with the relevant accounting standards had two potential consequences: (1) Fannie Mae would have to account for the transfer of collateral as a sale, with consequent recognition of gain or loss; and (2) as the collateral for dollar rolls were MBS held in the Company's
"held-to-maturity" portfolio, the treatment of the transfer of the collateral as a sale would have resulted in the "tainting" of the portfolio (that is, the Company's held-to-maturity securities portfolio would be reclassified as available-for-sale, with significant accounting consequences).

            Fannie Mae's accounting for dollar roll transactions did not comply with GAAP for a significant portion of the time period covered by this Report.
Although FAS 140 became effective in 2000, and the accounting requirements for treating dollar rolls as financings were set forth in previous authoritative literature, the Company did not have an accounting policy that addressed all of the relevant requirements until 2003.

            In addition, coordination among the offices responsible for dollar roll transactions - particularly between Financial Standards in the Controller's
Office, the Securities Trading Operations group in the Treasurer's Office, and
Portfolio - was weak. Consequently, there were significant gaps in the Company's processes for addressing the accounting requirements for dollar rolls. The processes failed to address the FAS 140 requirement that the collateral returned to Fannie Mae be "substantially the same" as the securities that Fannie Mae
"rolled out." There also was no evidence that, prior to about 2002, and possibly thereafter, the Company satisfied the FAS 140 requirement that the value of the collateral be adequate to reacquire the security. Accordingly, we conclude that management lacked a basis for reaching the conclusion that any given dollar roll transaction properly should be accounted for as a financing.

            Although we noted significant gaps in the Company's accounting for dollar rolls as financings, we conclude that the failure to follow GAAP in this instance was not intentional or motivated by an effort to achieve forecasted earnings. Rather, the failure stemmed from a lack of rigor in the Company's accounting. We understand that, as part of its restatement effort, the Company is reviewing its dollar roll transactions to determine whether individual transactions did, in fact, comply with the accounting

                                       11

standards, and which transactions should properly have been accounted for as sales and purchases.

            3. Accounting for Forward Commitments

            FAS 149, which had an effective date of July 1, 2003, amended FAS 133 to clarify that firm commitments to purchase mortgage loans or purchase and sell certain MBS should be treated as derivatives. Accordingly, FAS 149 required that these firm commitments (like other derivatives covered by FAS 133) be recorded on the Company's balance sheet at fair value and subsequently marked to fair value at the end of each reporting period until the settlement date. Changes in the fair value of the commitments would be reflected in the Company's earnings unless the derivative qualified as part of a hedging relationship.

            Fannie Mae designated many of its firm commitments as hedges of the risk resulting from changes in the price of the mortgage loans or MBS the Company would acquire or deliver when the commitment settled. Under FAS 149, hedge accounting would have been appropriate only if the provisions of FAS 133 - and specifically the provisions regarding hedges of forecasted or anticipated transactions - were met. Consequently, as FAS 133 specifies in these circumstances, the Company was required to document the hedged transaction with sufficient specificity so as to identify when that transaction occurred.

            We reviewed the history of management's implementation of FAS 149 and the policies and procedures that were adopted with regard to hedged transactions involving firm commitments. We found that the effort to implement the standard stretched the Company's resources in both of the departments that were most immediately affected by the new standard: Financial Standards and Portfolio. The resources were strained by a lack of systems and staffing to the point that it became difficult, if not impossible, for the Company to implement the standard correctly and in a timely fashion. The Company did not adopt a final accounting policy regarding FAS 149 until October 2003, nearly four months after the standard's effective date. Likewise, the Company's procedures to address several of the important issues raised by FAS 149 were not complete until months after the standard took effect. The Company revised its hedge documentation several times after the standard's effective date, and, as late as mid-2004, the specifications for the systems necessary to account properly for the hedge transactions were still in the discussion stage.

            The policies and procedures the Company adopted to implement FAS 149 did not comply with GAAP. For example, the Company's hedge documentation did not describe a hedged forecasted transaction with sufficient specificity such that one could identify whether a transaction that occurred was the hedged transaction.

            These departures from GAAP resulted from three related factors: (1) the lack of advance preparation for the changes that FAS 149 required; (2) the incorrect assumption at the outset of the implementation that, with only minor exceptions, all commitments would be eligible for hedge accounting; and (3) the unexpected complexity involved in the application of FAS 149 to the wide variety of Fannie Mae's commitments and forward trade transactions. We did not find that the failures in this area resulted from an effort to manipulate the Company's financial results.

            Weakness in the Company's implementation of FAS 149 became apparent the first time the Company closed its books after FAS 149's effective date, which resulted in a $1 billion error on the Company's balance sheet. Although the error was immediately brought to the Board's attention, rather than explaining the problems associated with the implementation effort, Spencer informed the Board that the implementation process was well in hand. This omission was especially significant as the balance sheet error triggered an examination by OFHEO of Fannie Mae's FAS 149 implementation process and its "end-user" accounting systems. The Board thus lacked relevant information relating to an issue that the Company's principal regulator deemed particularly significant.

            4. Classification of Securities Held in Portfolio

            Our investigation included an assessment of the Company's interpretation and application of FAS 115, which specifies the accounting for a security depending on its classification as either: (1) held to maturity ("HTM"), (2) available-for-sale ("AFS"), or (3) trading. Once a security is classified as HTM, the security may be reclassified only in narrow, specified circumstances.

            FAS 115 states: "At acquisition, an enterprise shall classify debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading." Management's accounting policy did not require the classification of a security to be determined on the date of acquisition, as required by FAS 115. Instead, management interpreted the phrase "at acquisition" to mean "at the end of the month of acquisition." We found no support or justification for such an interpretation.

            In practice, the Company classified securities "at acquisition," but that classification was subject to change. When a Company trader executed a trade, he or she either would select a classification or the system would classify the security as HTM by default. Near the end of the month, management determined whether HTM securities should be reclassified to AFS. That practice violated GAAP.

            The Company's approach violated an unambiguous accounting rule regarding the classification of securities as HTM, AFS, or trading. Although the Company's procedure for determining a security's final classification involved the consideration of factors such as "balance sheet effects" and "economic opportunities," we saw no evidence that management intentionally used this mechanism to manipulate its net income. Moreover, at least as of 2003, the Company's auditor was aware of management's practices in this area and did not raise an objection. We also found no evidence that management discussed this issue with the Board prior to the OFHEO Special Examination.

            5. Recognition of Interest Expense and Income

            Until early in 2003, the Company's liquid investment portfolio ("LIP") and debt accounting systems (known as ORION and STAR, respectively) calculated interest expense and income on certain investments and debt instruments as if there were 30.4 days in each month, even if the instrument's terms required interest payments on an "actual/365" or "actual/360" basis. As a result of this practice, management avoided the fluctuations in interest income and expense that would result from the fact that the twelve months of the year and the four calendar quarters do not have the same number of days. Management also periodically accrued additional interest expense through "on-top" entries, and these entries were then amortized over the remainder of the year.

            Management should have accounted for these investments and borrowings by recognizing interest income and expense in accordance with the legal terms of those arrangements, regardless of the fact that such treatment would generate fluctuations in the recognition of income and expense from month to month and from quarter to quarter. Management discontinued these practices in the second quarter of 2003, at which time it began to recognize interest income and expense in accordance with the actual terms of the instruments.

            Spencer and other officers in the Controller's Office knew or should have known that the Company's practices did not comply with GAAP. The audit workpapers indicated that the Company's outside auditor was aware of this practice at least as of July 2003. We saw no indication that this issue was ever brought to the attention of the Board.

            6. Accounting for Other-Than-Temporary Impairment of Manufactured Housing Bonds and Aircraft Asset-Backed Securities

            In April 2004, OFHEO raised concerns about the Company's accounting for other-than-temporary impairment ("OTTI") of investments in manufactured housing bonds ("MH bonds") and aircraft asset-backed securities ("Aircraft ABS"). We found that the Company did not have a formal process for monitoring investments for OTTI until mid-2003, when it formed an Impairment Committee, and also did not evaluate all of its HTM or AFS investments for OTTI, as required by GAAP, prior or subsequent to formation of the Impairment Committee. Management's failure to monitor all HTM and AFS investments for OTTI represents a control weakness, and suggests the possibility that the Company underreported OTTI on investments that it did not monitor.

            In addition, prior to 2004, Fannie Mae relied primarily on internally developed discounted cash flow ("DCF") models to measure impairment on MH bonds and Aircraft ABS and, thus, to determine the OTTI amounts it recognized, even though bid/ask dealer pricing was available. While we did not find that management chose to rely on DCF modeling in order to achieve particular earnings goals, we note that the DCF model included assumptions that were subject to management discretion and data errors that impacted both the timing and the amount of OTTI the Company recorded.

            After OFHEO raised its concerns regarding impairment on MH bonds and Aircraft ABS in 2004, Fannie Mae discussed its policies for measuring and recognizing OTTI with the SEC, and ultimately worked with OFHEO to implement a new policy in April 2004.

            7. Accounting for Investments in Interest-Only Mortgage-Backed Securities ("IO MBS")

            Beginning in 1995, management combined its IO MBS investments with other securities (specifically, MBS and REMIC securities) for accounting purposes, and treated the IO MBS as an increase in the premium or reduction in the discount on the other security.(8) Management initially consulted the Company's outside auditor for this accounting treatment for the IO MBS investments, and the auditor did not object to the Company's approach.

            We believe that the Company's account for IO MBS investments violated GAAP. EITF 90-2, which addressed an analogous situation and should have been applied by management to the accounting for its IO MBS investments, required that an exchange transaction take place before the accounting for the individual interest-only and principal-only securities can change.

            Furthermore, management's primary motive for engaging in this accounting treatment was to avoid recognizing impairment charges on the IO MBS. Management did not fully disclose its motivation or all of the material facts relating to its IO MBS accounting to the outside auditor. While management did consult with the auditor for its accounting treatment of IO MBS investments in 1995, by 1998, management intentionally withheld from the auditor its impairment analysis of the IO MBS. Management did so apparently fearing that the new audit team might disagree with the old audit team and require management to change its accounting for IO MBS, which could have resulted in the Company being required to recognize impairment losses.

            Management failed to inform the Board of the issues relating to its accounting for the IO MBS investments until OFHEO raised questions about these practices in April 2004. In particular, Freddie Mac's restatement raised nearly identical issues, but management, in its presentation to the Board about the Freddie Mac restatement, failed to disclose the existence of its own problematic "synthetic" IO MBS combinations.

            8.    Securitization of Wholly-Owned MBS

            In the normal course of its business, Fannie Mae issues guarantees to holders of securities backed by pools of mortgage loans. In a majority of these transactions, lenders transfer pools of mortgage loans meeting certain criteria to Fannie

-----------
(8)   These IO MBS are also referred to as "synthetic REMICS" in the PW Report.

Mae, which transfers those loans to trusts that Fannie Mae establishes, and for which it serves as trustee. The lenders usually receive a certificate (i.e., MBS) evidencing the right to receive cash flows from the underlying loans (less a guaranty fee).

            Fannie Mae acquires interests in the MBS it guarantees as an investment, and at times has acquired 100 percent of the MBS from a particular trust. With the adoption of FIN 46 in 2003, the Company was required to determine whether it needed to consolidate any of those trusts onto its balance sheet. However, under FIN 46 a party (other than the transferor) with a variable interest in a Qualifying Special Purpose Entity ("QSPE") is not required to consolidate that entity, as long as it does not have the unilateral right to dissolve the trust or change the entity so it no longer meets the definition of a QSPE. An entity is a QSPE if the transferor does not have the unilateral right to dissolve the trust, and either (1) third parties hold more than ten percent of the beneficial interests in the entity, or (2) the transaction is a guaranteed mortgage securitization ("GMS"). Management treats the securitization of pools of loans as GMSs and the trusts as QSPEs.

            Under FIN 46, management was required to evaluate its trust portfolio to determine whether it should consolidate those trusts in which it owned 100 percent of the beneficial interests because it had the unilateral ability to dissolve the trust. To avoid the need to evaluate thousands of trusts and the requirement to consolidate those trusts (which would have required the Company to recognize the loans held in the trust rather than the MBS on its balance sheet), management developed a structure in which it would transfer wholly-owned MBS to a new trust, called a Mega, and sell one percent of the beneficial interest in each Mega to a third party. According to management's initial analysis of the relevant accounting standards in 2003, this approach would allow it to avoid consolidation of the trusts because the Company would no longer have the unilateral ability to dissolve them.

            During a discussion between an accountant in Financial Standards and members of the FASB staff in 2004 regarding another transaction, the accountant raised the issue of whether structures like Megas - which are securitizations of securities, not securitizations of loans - qualified as a GMS. The FASB staff did not disagree with her conclusion that the answer was no. Accordingly, management reevaluated its accounting for Megas; essentially, management concluded that it should consolidate the Megas and account for the transfer of the one percent interest as a secured financing.

            Management's initial accounting policy in this area was incorrect, but we conclude that this was the result of an inadvertent misinterpretation of the applicable accounting literature.(9) We have not found any evidence suggesting it was motivated by a

------------
(9) As we discuss in our Report, management also took an alternative approach to certain pools in which it acquired a 100 percent interest in the MBS. Rather than consolidate the loans or include the trust in a Mega, management reclassified the MBS from AFS to HTM. This approach also was inconsistent with relevant accounting standards. The policy that supported this approach was reversed in 2004 as well, and our conclusions regarding the bases for the error and management's intent apply to these circumstances as well.

desire to manipulate the Company's financial statements. In fact, the Company reversed course after Financial Standards learned of its mistake and corrected the Company's accounting policy. Accountants in Securities Accounting then assessed the impact of the error on the financial statements and determined it to be immaterial.

            We understand that management is reviewing these transactions, including the Company's approach to the consolidation of trusts under its new policy, as part of its restatement effort.

            9. Accounting for Income Tax Reserves and Certain Tax-Advantaged Transactions

            We reviewed the Company's process for establishing reserves related to tax credits the Company received as a result of its investments in synfuel partnerships and in connection with certain tax-advantaged transactions known at Fannie Mae as Short Term Interest Securities ("STIS"). We also considered management's reporting of the tax benefits from its synfuels investments and STIS transactions on its financial statements.

            The process that management used to determine its tax reserves appears reasonable. However, we are not able to form any conclusions as to whether specific tax reserve levels were appropriate and represented known tax liabilities because the Company did not maintain documentation adequate to explain the rationale for its decisions with respect to the establishment and amount of individual tax reserves. Several documents, however, indicate that Spencer and others in Financial Reporting, in some instances, may have recorded amounts to the Company's tax reserve that were not connected to known tax liabilities, but instead were booked for inappropriate earnings management purposes.

            With respect to the synfuels partnerships, management established a reserve percentage for the purpose of calculating the Company's tax reserve. However, it appears the Company also recorded an additional unsupported "excess" amount in the reserve at year-end 2002 that it did not release to earnings until the third quarter of 2003. The remainder of the reserve was released in the fourth quarter of 2003. Interviewees were unable to explain why the amounts were released over two quarters and we have seen no documents that offer a reason.

            Management opted to obtain only a draft "should" level opinion from outside counsel for its STIS transactions, even though it expected the IRS to examine the transactions. Apparently, the Company sought to avoid the additional expense associated with issuance of a final opinion, and it believed that the draft opinion provided adequate support for the Company's position. Although certain documents from the Company's files may be read as questioning whether the STIS transactions had an adequate business justification, interviewees stated their belief that the STIS transactions had genuine economic benefits distinct from the tax benefits, and, based on evidence that the transactions were expected to (and did in fact) generate a profit, we have no reason to dispute that assessment.

            10.   Accounting for Insurance Products

            Fannie Mae purchases mortgage insurance in order to mitigate its exposure to credit losses on loans, to comply with the Charter Act (i.e., the Company is required to have credit enhancement for loans with a loan to value ("LTV") ratio equal to or greater than eighty percent), and as a broader risk mitigation strategy. Beginning in 2001, however, management, under Raines's direction, began considering finite risk insurance products as a method for accomplishing earnings-related goals in addition to mitigating the Company's exposure to losses. Several of these contemplated transactions were motivated either by a desire to shift income between periods (in particular from 2001 and 2002, into 2003 and 2004), or to offset the impact of other actions that were expected to result in a sharp increase in earnings.

            In January 2002, management executed a policy with Radian that absorbed a portion of a deductible on an existing insurance policy covering certain high-risk loans, and which had a large premium in 2002 with predictable returns in future periods (the "Radian Transaction"). In November 2005, the Company announced that the Radian Transaction had not been accounted for in accordance with GAAP and that it had to be restated because the policy "did not transfer sufficient underlying risk of economic loss to the insurer" to qualify for the insurance accounting treatment it was given. We agree with this assessment, and also conclude that the Radian Transaction was entered into for the primary purpose of "shifting" income out of 2002 into 2003 and 2004, to demonstrate stable earnings growth.

            11. Accounting for Out-of-Portfolio Securitization ("Portfolio Pooling System")

            In its February 11, 2005 letter to Stephen B. Ashley, OFHEO reported that an error in Fannie Mae's Portfolio Pooling System ("PPS") had led to the misclassification of loans that the Company held in its portfolio. We determined that the error appeared in the interface between PPS, which the Company uses to securitize the loans that it acquires, and LASER, the Company's system of record for loans that it holds in its portfolio. The error resulted in loans destined for securitization at a future date being erroneously classified as held-for-investment ("HFI") rather than held-for-sale ("HFS").

            Our inquiry focused on why the error had gone undetected since the program was implemented in the 1980s. We determined that the error in classification would have been relevant to the Controller's Office, as the accounting for loans in the Company's portfolio differs depending on whether they are classified as HFI or HFS. We concluded that the Controller's Office received information regarding the classification of the loans from the PPS system before the system error resulted in an erroneous classification. Moreover, under the Company's accounting policy at the time, loans that were designated within a given month for securitization were accounted for as securities rather than as loans. Because most of the loans that flowed through the PPS system were accounted for as securities under this policy, the number of loans that the Company accounted for as HFS was relatively small. Thus, any discrepancies that resulted from the classification error would have been difficult to detect.

            12.   The Debt Repurchase ("Buyback") Program

            We reviewed the Company's debt buybacks for the period from 2000 to 2004, including the motive, accounting, and disclosures for the buybacks. We conclude that buyback transactions were accounted for and reported in accordance with GAAP. Management disclosed the extent of the debt buybacks and the resulting losses in Fannie Mae's public disclosures.

            We do not dispute that management had legitimate business purposes for executing debt buybacks during the period, including a desire to manage interest-rate risk. However, we conclude that management's execution of buybacks suffered from several deficiencies.

            First, management's motivation for executing buybacks was primarily earnings driven. Management used debt buybacks to depress income in 2001 through 2003, in order to show stable earnings growth; and management also focused primarily on the present period EPS impact of the buybacks in determining the size of the buybacks. Management never discussed its motivation with the Board, including at a meeting of the Assets & Liabilities Policy Committee of the Board in 2004, where management presented an after-the-fact view of the buybacks conducted in prior years. As a result, the Board was not able to assess the impact of the buyback transactions for awarding bonuses, which were tied to achieving stable EPS growth.

            Second, buybacks were executed with little or no formal contemporaneous documentation of the economic benefit to the Company, and no clear policy or procedures for the approvals required for the transactions. While Huron's analysis did not identify any clearly non-economic buyback transactions, the absence of any documentation supporting buyback decisions or procedures represents a control weakness.

            13.   Accounting for the Amortization of Callable Debt Expenses

            Fannie Mae issued both callable and noncallable debt to finance its activities. When Fannie Mae issued debt, it incurred various expenses such as commissions, legal fees, and similar costs. In addition, any difference between the face amount of the debt and the proceeds from issuing the debt gave rise to a premium or discount on the debt issuance.

            Relevant accounting literature requires that callable debt expense be amortized over the life of the debt, regardless of a possible call of the debt prior to maturity. Any unamortized expense must be recorded in the accounting period in which the call occurs and the debt is extinguished. Management established a policy, however, of amortizing callable debt expense over the estimated life of the debt - that is, the period between issuance of the debt and the expected call date. In addition, the Controller's Office implemented "amortization end date changes" to reflect new expected call dates, resulting in a change in the amount of expense recorded in future periods. Neither the initial amortization of the expense over the estimated life of the debt, nor the implementation of amortization end date changes, was consistent with GAAP.

            Moreover, the Company did not apply its approach to the accounting for callable debt expense - and particularly the amortization end date changes - in a consistent fashion. On at least one occasion, for the third quarter of 2002, Financial Reporting made a late on-top entry that was inconsistent with its past practices. The purpose of entry was to offset an unrelated entry by recognizing additional interest income, and thereby bringing net interest income back in line with the Company's expectations.

            The Company's accounting policy regarding the amortization of callable debt expense appears to reflect Financial Standards' long-standing misinterpretation of the applicable accounting rules, rather than a deliberate disregard of them. However, the evidence concerning the periodic adjustments, and particularly the adjustment in the third quarter of 2002, leads to the conclusion that the Company used these adjustments to meet earnings expectations. Spencer and other Financial Reporting personnel played a key role in recording that adjustment.

            The Company's outside auditor was aware of the Company's accounting policy regarding callable debt expense, and of the on-top adjustment in the third quarter of 2002, but may not have been fully informed of the nature of, or reasons for, this adjustment.

            14.   Minority Lending Initiative

            Fannie Mae implemented a Minority Lending Initiative ("MLI") program in 2002 to increase the Company's financial support for mortgages to African-American homeowners. The initiative was considered an important component of the Company's overall mission and was viewed by some as a means of securing loans that would meet the guidelines set by the Department of Housing and Urban Development ("HUD").

            A Company employee raised concerns regarding the initiative in response to an e-mail broadcast to all employees by the Chair of the SRC. The employee was concerned that the Company appeared to be paying an excessive price for loans that were underperforming and that the MLI program might have been devised to meet corporate targets.

            We saw nothing to indicate that the MLI program had an improper purpose. We did identify one issue concerning the accounting for payments in 2003 that the Company made to Resource Bancshares Mortgage Group, Inc. ("RBMG"), the mortgage lender that originated a majority of the loans acquired under the MLI program. Because direct acquisition of the loans from RBMG may have violated Fannie Mae's Charter, the Company arranged for RBMG to sell the loans to a third party, Self Help. Self Help then sold the loans to Fannie Mae on terms that management concluded were Charter-compliant. The payments at issue were intended to compensate RBMG for the difference between the price the Company had committed to pay RBMG, and the price paid to RBMG by Self Help. The Company capitalized these payments as part of the cost of the acquired loans when they should have been expensed. The aggregate amount of the payments we have been able to identify was approximately $35.5 million.

            15.   Accounting for Realignments and the Security Master Project

            We reviewed management's accounting for differences generated in the process of identifying and correcting errors and mismatches between its amortization database and loan and securities databases. The process of adjusting the amortization database to match the loan and securities databases was known as "realignments."

            Realignments were essentially corrections of errors, and as such, management should have analyzed and accounted for their impact in accordance with APB 20. Management failed to do so.

            We found that management did not account for realignment impacts properly under GAAP. For the most part, management deferred the recognition of these differences by recording them to balance sheet accounts and amortizing them over multiple years. On other occasions, in addition to deferring the recognition of these differences and amortizing them over time, management included the cumulative deferred realignment amounts and estimates of future realignments in its calculation of catch-up; and on still other occasions, management recognized the realignment impacts into income in the period they were identified.

            No one we interviewed could explain why management failed to apply APB 20 to realignment impacts or the basis for the inconsistent accounting treatment of such impacts. At a minimum, this demonstrates that the Company did not have adequate accounting policies or procedures to ensure that its personnel complied with GAAP in this area. Furthermore, the decision to capitalize and defer realignment impacts over time smoothed out the errors' impact on income in any one period. With respect to the inclusion of realignments and estimates of realignments in the catch-up calculation in 2003, we conclude that management was motivated, in part, to avoid recording or to reduce the amount of the catch-up adjustment required under the Company's amortization policy.

            16.   Accounting for Investments in Affordable Housing Partnerships

            Our inquiry regarding affordable housing partnerships focused on three issues: (1) the Company's accounting for its capital contributions to the partnerships; (2) the methodology used to account for low income housing tax credits ("LIHTC") and net operating losses associated with the partnerships; and
(3) the Company's policy and
practice regarding the accounting for possible impairment of these investments. In each of these areas, we conclude that the Company's accounting policy and its financial reporting was inconsistent with GAAP.

            Fannie Mae's accounting for investments in affordable housing partnerships violated GAAP in several respects. This was particularly true in the first half of the 1990s when the Company used an inappropriate accounting methodology to calculate its portion of the net operating losses in the partnerships. In addition, the accounting for the partnerships' net operating losses was incorrect when the Company had obligations with respect to future capital contributions. Management also did not have a formal policy regarding the assessment of impairment in its partnership investments until 2000. The policy the Company developed at that time required that it recognize impairment of each investment only in the tenth year; prior to the tenth year, management did not assess individual investments for impairment as the accounting literature requires.

            Excluding the events surrounding the accounting for net operating losses and tax credits in 1998 (discussed in Part A.1. above), we have not seen any evidence that the Company's accounting or reporting regarding affordable housing partnerships was done with the intent to affect earnings in any period. Rather, the problems associated with the Company's accounting in this area appear to stem from misinterpretations of relevant accounting standards, and a lack of resources, particularly in the systems area, prior to the late 1990s.

            The Company is reviewing the accounting for these partnerships during the past several years as part of its restatement effort.

III. CORPORATE GOVERNANCE AND INTERNAL CONTROLS

            Our conclusions with respect to the Company's corporate governance and structure prior to 2005 are organized into the following areas: the Board of Directors; the Office of the Chairman and other key elements of senior management; the Company's ethics and compliance functions; Internal Audit; and the Office of the Controller. In addition to our findings and conclusions, we also describe the substantial changes that have taken place since September 2004.

      A. Board of Directors

            With respect to the conduct of the Board prior to September 2004, we conclude that the Board endeavored to operate in a manner consistent with its fiduciary obligations and evolving corporate governance standards. The Board was open to examination by third parties and responsive to outside commentary, and it generally received high marks from outside observers. The Board sought, received, and relied on support and assurances from Company management, internal and external auditors, and regulators. Management shared its accounting policies and practices with its outside auditors and with OFHEO during the relevant period. As a result, both were generally aware of many of the accounting and financial reporting matters and related judgments discussed in this Report. Prior to the release of the OFHEO Report, however, the Board was not notified of any substantial concerns, and received assurances from internal and external sources that the Company was complying with applicable rules and regulations, and with best practices in the industry.

            The Board, and in particular the Audit Committee, was sensitive to matters relating to accounting and financial reporting. The Audit Committee requested and received briefings regarding the Company's critical accounting policies, and was regularly assured that Fannie Mae was acting in accordance with relevant standards. For example, the Board reacted quickly to the release of Freddie Mac's announcement in 2003 about its accounting issues. Fannie Mae's Board requested reports from management and the Company's outside auditors on whether Fannie Mae might have accounting problems similar to the ones discovered at Freddie Mac. In response, management provided the Audit Committee with a misleading report that identified only minor and immaterial issues at Fannie Mae.

            The Board also responded appropriately when it received indications that there were significant issues at the Company. The Board has made considerable effort to examine and improve its structure, composition, policies, and practices. The separation of the Chairman and CEO positions, the creation of the Risk Policy and Capital Committee to oversee financial and operational risk management, and the transformation of the Compliance Committee into a permanent committee with broad oversight of compliance matters, are all positive developments.

      B. Office of the Chairman

            Through the end of 2004, management did not fully inform the Board of the Company's accounting issues, internal control deficiencies, or the inadequacies of its internal systems. Further, although management paid lip service to a culture of openness, intellectual honesty, and transparency, the actual corporate culture suffered from an attitude of arrogance (both internally and externally) and an absence of cross-enterprise teamwork (with a "siloing" of information), and discouraged dissenting views, criticism, and bad news. Finally, the Company lacked appropriate structure and personnel for adequate risk management across risk areas (with an extremely broad collection of functions and authorities residing in the CFO), and lacked a genuine cross-enterprise approach to operational risk management.

            Since the end of 2004, the new management team led by CEO Daniel H. Mudd, with the active engagement of the Board, has made a concerted effort to reform the management structure and the "tone at the top." These changes include: (1) redefining management committees and lines of reporting with a view to improving internal controls, management of risks, and horizontal and vertical information flow; (2) adopting a management style that seeks to be more open, collaborative, and humble; (3) establishing a Chief Risk Officer position (with an independent Risk organization); (4) revamping the CFO position with a set of responsibilities more appropriate for the position; (5) eliminating the Law and Policy group, with the movement of core compliance functions to a new, independent Office of Compliance, Ethics &

Investigations; (6) integrating the Company's businesses (including the Mortgage Portfolio business, which historically reported to the CFO) under a new Chief Business Officer position; and (7) shifting the Company's external relations toward a more cooperative relationship with OFHEO, Congress, and customers (with a substantial reduction in the size and aggressiveness of Fannie Mae's lobbying and grass roots activities).

            In sum, as of the date of this Report, the new senior management team is in the process of undertaking meaningful substantive and tonal changes. These changes have improved the functioning of the Company both internally and externally.

      C. Internal Audit

            Prior to release of the OFHEO Report in September 2004, the head of Internal Audit lacked the requisite expertise and experience to lead the internal audit operation at an organization as large and complex as Fannie Mae. Moreover, on more than one occasion, the head of Internal Audit took steps that suggested he did not fully appreciate his organization's role within the Company or his proper relationship with senior management.

            Internal Audit also did not possess a sufficient number of auditors with the requisite mix of technical accounting expertise and auditing experience to carry out its responsibilities related to Fannie Mae's increasingly complex business. Although Internal Audit's workload increased substantially in the years prior to 2005, Internal Audit requested only modest increases in headcount. In addition, the department's training programs were inadequate to compensate for these deficiencies.

            Internal Audit's communications with the Board and management were deficient and, at times, inaccurate. On a number of occasions, Internal Audit provided assurances to the Audit Committee that Internal Audit's staffing was adequate in terms of quantity and quality (when it had told management otherwise) and that it had audited Fannie Mae's accounting for compliance with GAAP (when it actually audited only for compliance with Fannie Mae policies interpreting GAAP). In addition, Internal Audit's reporting of its audit issues to the Audit Committee (and to members of senior management) lacked clarity and did not succinctly prioritize the findings or the subsequent remediation.

            The Audit Committee and senior management have acted to address many of these deficiencies. They have taken steps to replace Internal Audit's leadership, restructure its organization, focus its responsibilities on its core audit mission, and reform its processes and procedures. Substantial progress is underway in each of these areas.

      D. Ethics and Compliance Functions

            For more than a decade, Fannie Mae has maintained a Code of Business Conduct, provided Code-related training to employees, and investigated violations of the Code and other corporate policies. The Company also has a longstanding and experienced investigative unit to handle employee complaints. Moreover, at the beginning of 2003, Fannie Mae acted to enhance its ethics and compliance program, by (1) pulling together ethics and compliance functions within the Legal Department; (2) creating the Office of Corporate Compliance ("OCC") to develop and monitor business unit compliance plans, administer employee training, and otherwise provide central management of ethics and compliance matters; (3) appointing a Chief Compliance Officer to oversee the existing investigative unit (the Office of Corporate Justice ("OCJ")) and the OCC; and
(4) replacing the old Business Conduct Committee (which had been chaired by the head of Human Resources) with a new management-level compliance committee chaired by the General Counsel.

            Although these accomplishments are worthy of note, and the ethics and compliance functions contained many well-meaning and dedicated professionals, the Company's ethics and compliance program as of late 2004 continued to suffer from the following deficiencies:

            - Management devoted too few resources to Fannie Mae's ethics and compliance functions (and especially the OCC).

            - Management undermined the perceived independence and impartiality of the Company's ethics and compliance functions by housing them within a litigation section of the Legal Department, headed by a Chief Compliance Officer who also served as the head of the employment practices litigation group responsible for defending the Company against employee complaints.

            - Management failed to invest appropriate responsibilities and stature in its Chief Compliance Officer, who did not hold a dedicated position; did not report to the Board of Directors; and had no discernable compliance responsibilities other than to supervise the activities of the OCC and the OCJ.

            - Without an active management-level oversight committee, and with an under-resourced and relatively low-stature OCC, the Company lacked an effective mechanism for coordinating compliance matters across the enterprise.

            Since September 2004, Fannie Mae has taken important steps to rectify deficiencies in its ethics and compliance functions. Most notably, it has created a new Office of Compliance, Ethics & Investigations ("OCEI"), which
(1) is independent of the Legal Department, (2) reports directly to the CEO and the Compliance Committee, (3) is led by a new Chief Compliance Officer who is committed full-time to ethics and compliance functions, and (4) will not only absorb the functions and resources of the OCC and the OCJ, but will also have a dedicated ethics unit. Moreover, management now provides the Board with detailed written reports on ethics and compliance programs and activities.

      E. The Controller's Office

            Prior to September 2004, the Controller's Office suffered from significant resource deficiencies. The headcount of the Controller's Office increased only modestly in the years prior to 2005, even as that office experienced dramatic increases in workload stemming from the introduction of new and complex accounting standards, the Company's decision to become an SEC registrant, and the growth of Fannie Mae's business. The Controller's Office leadership lacked adequate staffing, sufficient accounting and financial reporting expertise, and experience for a financial services company as complex as Fannie Mae.

            In addition, the Controller's Office relied to a substantial degree on inadequate systems that required considerable manual effort, further straining the already overburdened staff. For example, the closing process was manually intensive and unduly susceptible to human error. The relevant computer systems were not integrated and, consequently, the process of preparing the Company's monthly financial information required significant manual processes, including numerous manual journal entries to the general ledger. In addition, prior to the middle of 2004, the Controller's Office lacked formal written procedures regarding journal entries and account reconciliations, did not have standardized documentation to support journal entries, and permitted employees to sign off on journal entries for other employees.

            Since the release of the OFHEO Report, Fannie Mae has made changes to the structure and personnel of the Controller's Office, and to the Company's approach to the development of accounting policy. The Controller's Office, with active support from senior management and considerable reliance on outside expertise, has made significant efforts to augment its resources and the procedures and systems used in the development and oversight of accounting policies and financial reporting.

IV. EXECUTIVE COMPENSATION

            In the September 2004 Agreement, Fannie Mae agreed to report on the Company's "compensation regime and its relation to strategic plans and their impact on accounting and transaction decisions and any revisions to avoid inappropriate incentives." In accordance with this undertaking, the SRC initiated a two-part review: (1) a historical analysis of Fannie Mae's executive compensation structure and its relationship to efforts to meet financial goals (such as EPS targets); and (2) a prospective assessment of the Company's compensation structure and recommendations for revisions to that structure. The SRC asked Paul, Weiss to review Fannie Mae's compensation programs and to assess the role of EPS or other financial indicators as a compensation trigger. Paul, Weiss was not asked to review or analyze employment contract issues or any individual compensation issues.(10)

-----------
(10) The SRC engaged Semler Brossy Consulting Group ("Semler Brossy") to evaluate the Company's current compensation structure and to make recommendations on revisions. Semler Brossy presented its report and recommendations to OFHEO on February 24, 2005.

            Historically, the Company's target compensation levels consistently lagged behind those of the Company's "comparator corporations." Therefore, to facilitate payment of market-competitive compensation for executives, Fannie Mae intentionally set its "maximum" EPS target at levels that the Company expected to achieve. Because the expected EPS number was not an aggressive goal, the Company regularly exceeded it and triggered maximum bonus, stock, and stock option awards. This resulted in executive compensation at (but not above) the target compensation level. Beginning in 2002, the Company attempted to correct this situation and to align EPS targets and target bonuses in accordance with Fannie Mae's written compensation philosophy (that is, executive compensation would have been consistent with the Company's philosophy if the Company met the "target" EPS, rather than the "maximum" EPS). However, due to unanticipated shifts in market compensation, even under its new program Fannie Mae's executive compensation continued to lag behind market levels, and Fannie Mae executives received total compensation at market levels only if the Company met maximum EPS bonus targets.

            Non-financial corporate performance goals played a part in executives' long-term executive compensation through the Company's PSP. These goals were set, and performance against them was assessed, by the Compensation Committee of Fannie Mae's Board of Directors based on a report prepared by management. We found that management consistently tendered excessively positive reports to the Compensation Committee.

            During the course of our review, OFHEO requested, and the SRC agreed, that we also review the role that the Legal Department played in compensation decisions. OFHEO's request stemmed from two anonymous letters that accused attorneys in Fannie Mae's Legal Department of excessive and inappropriate involvement in compensation decisions and, specifically, of improperly attempting to "cloak" compensation decisions with confidentiality under the guise of the attorney-client privilege. We found no evidence to support these allegations or that the Legal Department was inappropriately involved in executive compensation decisions.

V. FANNIE MAE'S INVESTIGATION OF ROGER BARNES'S ALLEGATIONS

            In August 2003, Roger Barnes, then a manager in the Controller's Office, raised allegations of accounting impropriety at Fannie Mae, including potential noncompliance with FAS 91. Barnes also alleged that Controller's Office management was not receptive to employee concerns regarding Fannie Mae's accounting, and, shortly thereafter, he alleged that he had been discriminated against on the basis of race and gender. Approximately three months later, after Internal Audit and the Legal Department had conducted three investigations into Barnes's allegations, and Barnes had threatened to bring a lawsuit against Fannie Mae, Barnes and Fannie Mae executed a settlement agreement. In the agreement, Barnes relinquished all legal claims against Fannie Mae in exchange for monetary consideration. The agreement also required Barnes to cooperate with investigations into matters relating to his allegations. Barnes subsequently submitted written testimony to Congress, and he participated in an interview by OFHEO. His testimony and interview raised additional accounting issues and included other allegations against Fannie Mae.

            In light of these events, the SRC asked Paul, Weiss to determine:
(1) whether the Company's investigations into Barnes's accounting allegations were conducted appropriately, and (2) whether the Company entered into the settlement agreement with Barnes for an improper purpose, such as to prevent him from pressing his allegations of accounting impropriety. As the substance of Barnes's allegations concerned the accounting for premium/discount amortization under FAS 91, we also inquired into the substance of those allegations.

            We conclude that the Company's response to Barnes's allegations was flawed in several respects. The Controller's Office did not communicate appropriately with Barnes regarding either accounting or personnel matters. The remedial measures Fannie Mae directed the Controller's Office to undertake following the investigations into Barnes's allegations were not effective in improving the reporting environment within the Controller's Office. The Company's investigation into Barnes's allegations also suffered from conflicts-of-interest and inappropriate pressure to complete the investigations in an unreasonable time frame due to looming CEO/CFO certification deadlines. In addition, the Legal Department assigned to Internal Audit the task of assessing whether the accounting practices Barnes identified violated GAAP, but Internal Audit was not equipped to render such determinations.

            As for Barnes's underlying allegations of accounting problems, we conclude that some of his allegations had merit. For example, we address his claims regarding FAS 91 in a separate section and we also conclude that management's practice of editing certain conditional prepayment rates ("CPRs") was inappropriate because, among other things, management could not identify a consistent rationale for changing the CPRs, the Controller's Office made the changes without consulting the economists who developed the CPRs, and the changes were not applied consistently to all areas of Fannie Mae.

            As for the Company's decision to reach a settlement of threatened litigation with Barnes, we conclude that the decision was based on an appropriate analysis of the Company's litigation risk and was not motivated by a desire to conceal misconduct by Fannie Mae or its employees or officers or by a desire to silence Barnes.

VI. MANAGEMENT'S CONDUCT DURING OFHEO'S SPECIAL EXAMINATION

            We reviewed management's conduct during the OFHEO Special Examination through the issuance of the OFHEO Report in September 2004. In particular, we focused on the adequacy of the Company's document production in response to OFHEO's requests, and on the conduct of the Legal Department and its advisors during the examination, including the accuracy of the information they provided to the Board.

            With respect to the Company's response to OFHEO's document requests, we found no evidence that anyone at the Company, or its counsel, intended to obstruct or impede OFHEO's Special Examination, or that anyone directed others to destroy evidence or not to cooperate fully with OFHEO. We do find, however, that the Company's Legal Department did not initially undertake a sufficiently comprehensive search for documents in response to OFHEO requests. Many of the documents that were responsive to OFHEO requests did not turn up until 2005, when the Company's lawyers abandoned their approach of allowing employees to search their own files and adopted a new approach of having attorneys review all files in employees' offices for responsive documents.

            We also found that the Company's outside counsel, which was charged with the task of conducting responsiveness and privilege reviews of the documents collected by the Legal Department, construed OFHEO's requests very narrowly. While we believe that those decisions were made in good faith, it is clear to us that the Company would have been better served by a less restrictive approach by its lawyers to collect and produce documents in response to OFHEO's requests. First and foremost, a more expansive document collection approach would have provided the attorneys with documents that would have enabled them to have a more complete understanding of the facts and be in a better position to recognize the many problems with the Company's accounting practices. Second, a fuller document production may have staunched the increasingly hostile relationship between the Company and OFHEO during the Special Examination.

            We also reviewed the information and advice that the Board received during the Special Examination, including from the Company's outside counsel and its accounting expert. OFHEO added this issue to our review after it raised questions about whether the Company's lawyers shielded certain documents from OFHEO through an overly aggressive use of privilege during the course of the Special Examination, and whether any lawyers "lied to" or "misled" the Board in connection with the Special Examination.

            With respect to the Company's assertion of privilege during the Special Examination, while there were instances where documents that the Company had identified as privileged were later determined not to be privileged, we did not find any evidence that lawyers made aggressive privilege determinations in order to shield relevant information from OFHEO. We found that lawyers - both in-house and outside - sought to make good faith determinations of privilege in the fast-moving examination, and did not find any instance where critical documents were placed on privilege logs without any basis for a claim of privilege simply to prevent their production to OFHEO.

            As for the advice the Board received, our interviews of Board members revealed that they mistakenly believed that the forensic accounting firm outside counsel had retained to assist it in the Special Examination had been engaged to validate the Company's accounting practices, and had opined that those practices complied with GAAP. This misconception arose because outside counsel did not clearly explain to the Board the accountant's limited role throughout the course of the Special Examination. As a result, Board members took significant but unwarranted comfort in the belief that the Company's accounting practices were supported by two major accounting firms: the Company's outside auditors, and the forensic accounting firm hired by outside counsel for the Special Examination.

            We saw no evidence that would call into question the good faith of the Company's lawyers, or their experts, who were undoubtedly taking directions directly from management about the overall strategy to take with respect to defending the Company in the Special Examination. However, neither management nor the Company's lawyers provided the Board with sufficient information about the issues raised in OFHEO's Special Examination to allow the Board to weigh the risks and make an informed decision about the best course for the Company. Management and the Company's counsel focused unduly on OFHEO's motives in conducting the Special Examination, and they incorrectly dismissed numerous accounting issues as "OFHEO's arguments" and "disagreements." On the one occasion when management and Company attorneys gave the Board a substantive presentation about the issues under review during the Special Examination, they understated the problems, telling the Board of possible "OFHEO arguments" or "disagreements" accompanied by ready assurances that such practices were reasonable and defensible, and did not give the Board a sufficient indication that OFHEO's "arguments" may be well founded. It turned out, of course, that management and the Company's lawyers were wrong about the accounting issues raised by OFHEO. The Company would have been better served if management and the Company's lawyers had informed the Board of all of the material facts and analyzed and discussed the risks arising from those facts in a more dispassionate fashion, and we recommend that the Company's lawyers make a concerted effort to give more balanced and comprehensive presentations to the Board in the future

VII. OTHER ALLEGATIONS

      A. Issues Raised by Current and Former Fannie Mae Employees

            The Chairperson of the SRC caused a "broadcast" message to be sent to all Fannie Mae employees on November 29, 2004, which encouraged Company employees to contact Paul, Weiss directly with any information or knowledge they might have about "any unusual or atypical transactions in the past five years." In response, a number of Fannie Mae employees contacted us. Several of the issues that were raised were incapable of further review due to the unavailability of the employee to provide specific factual information, and we referred one issue to the Company for further resolution. Some of the information we received related to topics already within our scope from the OFHEO Agreements and other issues. One contact led to our review of the Minority Lending Initiatives and another led to our investigation of the Company's consideration of certain insurance policies.

      B. Fannie Mae's Equity Investments in Gulf Bank

            Finally, we investigated the allegations raised by an anonymous former employee in a letter submitted to OFHEO and to the Chairman of the Board concerning the Company's investment in a bank in South Florida, Gulf Bank. The anonymous letter raised questions about the basis for, and the motive behind, an $800,000 equity investment in the minority-owned bank that the Company made as part of its Community Development Financial Institution ("CDFI") program. The author of the letter also made specific allegations that a senior Fannie Mae officer received inappropriate gifts from the Chairman of Gulf Bank, Salvador Bonilla-Mathe.

            We concluded that the allegations against the officer were unfounded. He received two gifts from Bonilla of minimal value (a bag of coffee and a book about a charity with which Bonilla was associated). Bonilla also sent him a chess set which, following the advice of counsel, he returned to Bonilla. We have found no evidence of misconduct on his part in this respect, or in any other aspect of the Gulf Bank transaction.

            We also did not find that the decision to invest in Gulf Bank was inappropriate at the time the investment in Gulf Bank closed, Fannie Mae was aware that the bank was under some scrutiny by the Federal Reserve Bank, but it does not appear that the extent of the scrutiny was known; moreover, the decision to proceed with the investment was made with the advice of outside counsel. Finally, although Fannie Mae's investment in Gulf Bank was not written off immediately, it was written off about eighteen months after the investment took place following an outside firm's valuation of all CDFI investments.